Exhibit 8(g)


                                   APPENDIX A

Money Market Portfolio
U.S. Treasury Money Market Portfolio
Municipal Money Market Portfolio
New Jersey Municipal Money Market Portfolio
North Carolina Municipal Money Market Portfolio
Ohio Municipal Money Market Portfolio
Pennsylvania Municipal Money Market Portfolio
Virginia Municipal Money Market Portfolio
Mid-Cap Value Equity Portfolio
Mid-Cap Growth Equity Portfolio
Small Cap Value Equity Portfolio
Small Cap Core Equity Portfolio
Small Cap Growth Equity Portfolio
Global Science & Technology Opportunities Portfolio
International Opportunities Portfolio
Index Equity Portfolio
Asset Allocation Portfolio
U.S. Opportunities Portfolio
Exchange Portfolio
Small/Mid-Cap Growth Portfolio
Aurora Portfolio
Capital Appreciation Portfolio
Health Sciences Opportunity Portfolio
Global Resources Portfolio
All-Cap Global Resources Portfolio
Global Opportunities Portfolio
International Diversification Fund